EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Schedule 13D, (including amendments thereto) relating to the beneficial ownership of common stock of Emerson Radio Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THE GRANDE HOLDINGS LIMITED (IN LIQUIDATION)

Dated: April 1, 2014	By:	/s/ FOK HEI YU
	Name:	FOK HEI YU
	Title:	PROVISIONAL LIQUIDATOR

GRANDE N.A.K.S. LTD

Dated: April 1, 2014	By:	/s/ JOHN HOWARD BATCHELOR
	Name:	JOHN HOWARD BATCHELOR
	Title:	DIRECTOR

S&T INTERNATIONAL DISTRIBUTION LIMITED

Dated: April 1, 2014	By:	/s/ JOHN HOWARD BATCHELOR
	Name:	JOHN HOWARD BATCHELOR
	Title:	DIRECTOR